Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Ideanomics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Other(3)	483,016,666(2)	$0.16(3)	$77,282,666.56	0.00011020	$8,516.55
		Total Offering Amounts				$77,282,666.56		$8,516.55
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$8,516.55

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)Represents 483,016,666 shares of Common Stock to be offered and sold by the selling stockholders (the “Selling Stockholders”) named in the prospectus which forms a part of the registration statement to which this exhibit relates or their permitted transferees consisting of:

(i)	333,333,333 shares of Common Stock issuable upon the exercise of warrants originally issued to Acuitas Capital, LLC (“Acuitas”) in a private placement;
(ii)	133,333,333 shares of Common Stock that are issuable upon conversion of shares of Series B Convertible Preferred Stock originally issued to Acuitas in a private placement; and
(iii)	16,350,000 shares of Common Stock originally issued to the Selling Stockholders other than Acuitas pursuant to the terms of existing contracts.

(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1934, as amended, based upon the average of the high and low prices of the Common Stock on December 22, 2022, as reported on the Nasdaq Capital Market.